Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Press Contact:

Lance P. Burke

Chief Financial Officer

(516) 548-8500

Hanover Bancorp, Inc. Reports Earnings for the Third Fiscal Quarter and Declares $0.10 Quarterly Cash Dividend

Third Fiscal Quarter Performance Highlights

●	Net Income: Net income for the quarter ended June 30, 2023 totaled $3.1 million or $0.42 per diluted share (including Series A preferred shares), inclusive of a $0.3 million tax related adjustment and temporary increase in the effective tax rate for the quarter, resulting from increased business in other states, coupled with lower projected pre-tax income. Net income for the quarter ended March 31, 2023 totaled $3.2 million or $0.43 per diluted share (including Series A preferred shares). Pre-tax income for the quarter ended June 30, 2023 totaled $4.4 million, an increase of $0.2 million or 6% versus net income of $4.1 million reported for the quarter ended March 31, 2023.
●	Strong Liquidity Position: At June 30, 2023, liquidity sources, which includes cash and unencumbered securities and secured and unsecured funding capacity, totaled $485.8 million or approximately 165% of uninsured deposit balances.
●	Insured/Collateralized Deposits: Insured and collateralized deposits, which include municipal deposits, accounted for approximately 81% of total deposits at June 30, 2023.
●	Lending Activity: Loans totaled $1.82 billion, a net increase of $36.1 million, or 8.1% annualized, from March 31, 2023, primarily driven by growth in niche-residential, conventional C&I and SBA loans.
●	Hauppauge Banking Center: In May 2023, the Company opened the Bank’s Hauppauge Business Banking Center, the nexus of our expanded commercial lending and deposit activities, that are integral to the ongoing diversification of our balance sheet as we fill the void left by the diminishing number of commercial banks in the NYC Metro area. We are off to a robust start with deposits currently in excess of $17 million and C&I loans closed to date of approximately $34 million.
●	Accumulated Other Comprehensive Loss, Net of Tax, was $1.4 million, reflecting the relatively small size of the Company’s investment portfolio and representing approximately 0.77% of total capital at June 30, 2023.
●	Capital Strength: The Bank’s Tier 1 leverage ratio was 9.16% and its Total Risk-Based capital ratio was 14.24% at June 30, 2023, each significantly above the regulatory minimums for a well-capitalized institution. The Company’s Tangible Common Equity ratio was 7.77% at June 30, 2023, 7.84% at March 31, 2023, and 8.41% at September 30, 2022.
●	Tangible Book Value Per Share: Tangible book value per share (including Series A preferred shares) increased to $22.26 at June 30, 2023 from $21.96 at March 31, 2023 and $21.00 at September 30, 2022.
●	Quarterly Cash Dividend: The Company’s Board of Directors approved a $0.10 per share cash dividend on both common and Series A preferred shares payable on August 16, 2023 to stockholders of record on August 9, 2023.

●	Net Interest Income: Net interest income was $13.5 million for the quarter ended June 30, 2023, a slight decrease of $0.4 million, or 3.0% from the prior linked quarter of 2023 as new loan growth begins to mitigate increased funding costs.
●	Net Interest Margin: The Company’s net interest margin during the quarter ended June 30, 2023 was 2.68% versus 3.04% in the quarter ended March 31, 2023, reflective of the continued rise in funding costs and to a lesser extent, the Company’s decision to increase liquidity as a result of recent industry events.
●	Balance Sheet: Assets totaled $2.12 billion at June 30, 2023 versus $2.07 billion at March 31, 2023 and $1.84 billion at September 30, 2022.

Mineola, NY – July 27, 2023 – Hanover Bancorp, Inc. (“Hanover” or “the Company” – NASDAQ: HNVR), the holding company for Hanover Community Bank (“the Bank”), today reported results for the quarter ended June 30, 2023 and the payment of a $0.10 per share cash dividend on both common and Series A preferred shares payable on August 16, 2023 to stockholders of record on August 9, 2023.

Earnings Summary for the Quarter Ended June 30, 2023

The Company reported net income for the quarter ended June 30, 2023 of $3.1 million or $0.42 per diluted share (including Series A preferred shares), versus $5.3 million or $0.80 per diluted share in the comparable period a year ago.  In connection with the Company’s initial public offering in May 2022, average shares outstanding increased to 7,332,090 in the 2023 period from 6,596,505 in the comparable period of 2022.  Returns on average assets and average stockholders’ equity were 0.60% and 6.82%, respectively, in the quarter ended June 30, 2023, versus 1.41% and 14.05%, respectively, in the comparable quarter of 2022, and 0.68% and 7.24% in the quarter ending March 31, 2023.

The decline in net income recorded in the third fiscal quarter of 2023 from the comparable 2022 quarter resulted from two primary factors.  The first was a decrease in net interest income.  The second was an increase in non-interest expense largely due to increases in compensation and benefits, professional fees and regulatory assessments (included in other operating expenses), which were partially offset by a decrease in the provision for loan losses and an increase in non-interest income. Included in compensation and benefits expense in the second quarter of 2023 was expense related to the staffing of the SBA and C&I Banking teams, and lower deferred loan origination costs that were offset by lower incentive compensation expense resulting from reduced lending activity. The increase in non-interest income is reflective of the strengthening of secondary market premiums in connection with sales of SBA loans. In addition, the Company’s effective tax rate increased to 29.9% in the second calendar quarter of 2023 from 22.9% in the comparable year ago period. This increase is primarily related to a $0.3 million tax related adjustment due to increased business in other states, coupled with lower projected pre-tax income. We anticipate the effective tax rate for the remainder of the year to range from 24.5% to 25.5%.

Net interest income was $13.5 million for the quarter ended June 30, 2023, a decrease of $1.3 million, or 8.9% versus the comparable 2022 period due to compression of the Company’s net interest margin to 2.68% in the 2023 quarter from 4.05% in the comparable 2022 quarter.  The yield on interest earning assets increased to 5.65% in the 2023 quarter from 4.45% in the comparable 2022 quarter, an increase of 120 basis points, offset by a 302 basis point increase in the cost of interest-bearing liabilities to 3.52% in 2023 from 0.50% in the third fiscal quarter of 2022. The rapid and significant rise in interest rates driven by the Federal Reserve and, to a lesser extent, the Company’s decision to increase liquidity as a result of recent industry events resulted in the higher cost of funds.

Earnings Summary for the Nine Months Ended June 30, 2023

For the nine months ended June 30, 2023, the Company reported net income of $11.6 million or $1.57 per diluted share (including Series A preferred shares), versus $17.7 million or $2.92 per diluted share a year ago.  The Company recorded adjusted (non-GAAP) net income (excluding merger-related expenses and severance and retirement expenses) of $12.0 million or $1.62 per diluted share for the nine months ended June 30, 2023, versus adjusted (non-GAAP) net income of $17.9 million or $2.95 per diluted share in the comparable 2022 nine-month period.  Excluding the impact of net purchase accounting accretion, the Company’s net income was $10.8 million or $1.46 per diluted share (including Series A preferred shares) for the nine months ended June 30, 2023 versus net income of $15.2 million or $2.50 per diluted share in the comparable 2022 period.  In connection with the Company’s initial public offering in May 2022, average shares outstanding increased to 7,316,241 for the nine months ended June 30, 2023 from 5,970,288 in the comparable period of 2022.

The decline in net income recorded for the nine months ended June 30, 2023 from the comparable 2022 period resulted primarily from a decrease in net interest income, an increase in the provision for loan losses expense due to growth in the loan portfolio, a decrease in gain on sale of loans due to a lower volume of SBA loan sales and depressed secondary market premiums early in the year, a decrease in purchase accounting accretion and an increase in non-interest expense.  The increase in non-interest expense was primarily due to increases in occupancy and equipment, data processing, professional fees and regulatory assessments (included in other operating expenses).

Net interest income was $42.7 million for the nine months ended June 30, 2023, a decrease of $2.1 million, or 4.8% from the comparable 2022 period due to compression of the Company’s net interest margin to 3.05% in the 2023 period from 4.23% in the comparable 2022 period.  The year over year decrease in purchase accounting accretion accounted for 25 basis points of the decline in the net interest margin.  The yield on interest earning assets increased to 5.44% in the 2023 period from 4.60% in the comparable 2022 period, an increase of 84 basis points that was offset by a 243 basis point increase in the cost of interest-bearing liabilities to 2.90% in 2023 from 0.47% in the comparable 2022 period due to the rapid and significant rise in interest rates.

Michael P. Puorro, Chairman and Chief Executive Officer, commented on the Company’s quarterly results: “We are pleased to show consistent results in the second quarter of 2023 as we navigate this unprecedented banking environment while investing in our continued diversification and growth.  With sound earnings, liquidity and capital, we have a strong foundation on which to expand our existing verticals and develop new opportunities.  Deposit and loan growth at our recently launched Hauppauge Business Banking Center, the nexus of our C&I banking strategy, are off to a strong start with core deposits currently in excess of $17 million. Supported by a dynamic team and robust products, services and technology, we look forward to expanding our customer base with these and new pending initiatives as we build for the future.”

Balance Sheet Highlights

Total assets at June 30, 2023 were $2.12 billion versus $1.84 billion at September 30, 2022.  Total deposits at June 30, 2023 increased to $1.59 billion compared to $1.53 billion at September 30, 2022.  During the quarter ended June 30, 2023, total deposits decreased $113.6 million from March 31, 2023 primarily due to the seasonality of municipal deposits.

The Company had $346.4 million in total municipal deposits at June 30, 2023, at a weighted average rate of 3.79% versus $416.9 million at a weighted average rate of 1.19% at September 30, 2022.  The Company’s municipal deposit program is built on long-standing relationships developed in the local marketplace.  This core deposit business will continue to provide a stable source of funding for the Company’s lending products at costs lower than those of both consumer deposits and market-based borrowings.  The Company continues to broaden its municipal customer deposit base as evidenced by the increase in the number of relationships year over year.

Total borrowings at June 30, 2023 were $293.8 million, including $4.1 million in Federal Reserve Paycheck Protection Program Liquidity Facility advances, with a weighted average rate and term of 4.47% and 16 months, respectively.  At June 30, 2023 and September 30, 2022, the Company had $129.7 million and $37.8 million, respectively, of term FHLB advances outstanding.  The Company added $100.7 million of extended duration FHLB term advances in March 2023 to provide additional liquidity and enhance the interest rate sensitivity profile.  The Company had $160.0 million and $55.0 million of FHLB overnight borrowings outstanding at June 30, 2023 and September 30, 2022, respectively. The Company utilizes a number of strategies to manage interest rate risk including interest rate swap agreements.  During the second quarter of 2023, the Company executed its first pay fixed, receive floating interest rate swap with a notional amount totaling $25.0 million for a four-year term at a fixed rate of 3.89%.

Stockholders’ equity increased to $182.8 million at June 30, 2023 from $172.6 million at September 30, 2022, resulting in an increase in tangible book value per share (including Series A preferred shares) to $22.26 at June 30, 2023 from $21.00 at September 30, 2022.  This increase was primarily due to net income earned during the nine months ended June 30, 2023.  The accumulated other comprehensive loss at June 30, 2023 was minimal at 0.77% of total equity and was comprised of $1.5 million after tax net unrealized loss on the investment portfolio that was partially offset by a $0.1 million after tax net unrealized gain on derivatives.

Loan Portfolio Growth and Allowance for Loan Losses

On a linked quarter basis, the Company exhibited net loan growth of $36.1 million, an 8.1% increase on an annualized basis.  For the twelve months ended June 30, 2023, the Bank’s loan portfolio grew to $1.82 billion, for an increase of 30.3% excluding PPP loans.  Year over year growth was concentrated primarily in multi-family, residential and commercial real estate loans.  At June 30, 2023, the Company’s residential loan portfolio (including home equity) amounted to $625.3 million, with an average loan balance of $484 thousand and a weighted average loan-to-value ratio of 57%.  Commercial real estate and multifamily loans totaled $1.13 billion at June 30, 2023, with an average loan balance of $1.5 million and a weighted average loan-to-value ratio of 60%.  The Company’s commercial real estate concentration ratio was 457% of capital at June 30, 2023 versus 467% of capital at March 31, 2023, with loans secured by office space accounting for less than 3.0% of the total loan portfolio and totaling $50.8 million.  The Company’s loan pipeline is approximately $157 million, with approximately 90% being niche-residential, conventional C&I and SBA and USDA lending opportunities.

Historically, the Bank has generated additional income by strategically originating and selling residential and government guaranteed loans to other financial institutions at premiums, while also retaining servicing rights in some sales.  However, due to the pace of interest rate increases over the last year, the residential loan sale market remains inactive, and the Bank continues originating residential loans for its own portfolio.  During the quarter ended June 30, 2023, the Company sold $12.6 million in SBA loans and recorded gains on the sale of loans held-for-sale of $1.1 million.  The Company recorded gains of $0.8 million on the sale of SBA loans in the quarter ended June 30, 2022.

In the first half of 2023 we largely completed expansions of our SBA & USDA and C&I Banking Teams and anticipate the pace and volume of SBA and USDA guaranteed loan originations and C&I loan originations and deposit production will grow during the second half of 2023.

During the third fiscal quarter of 2023, the Bank recorded a provision for loan losses expense of $0.5 million.  The June 30, 2023, allowance for loan losses balance was $15.4 million versus $12.8 million at September 30, 2022.  The allowance for loan losses as a percent of total loans was 0.84% at June 30, 2023 versus 0.79% at September 30, 2022.  The allowance for loan losses as a percent of total loans excluding acquired loans (“originated loans”) was 0.95% at June 30, 2023.  At June 30, 2023, non-performing loans totaled $10.8 million of which $7.2 million represented legacy Savoy Bank originated loans that were either written down to fair value at the acquisition date or are 100% guaranteed by the SBA.

Net Interest Margin

The Bank’s net interest margin was 2.68% during the third fiscal quarter of 2023 versus 4.05% in the comparable 2022 quarter and 3.04% in the March 31, 2023 quarter.  The decrease from the prior year quarter and linked quarter was primarily related to the increase in the total cost of funds, partially offset by the increase in the average yield on loans and to a lesser extent, the Company’s decision to increase liquidity as a result of the recent industry events.  The margin compression reflects the effects of the rapid and significant rise in interest rates and the competitive deposit environment.

About Hanover Community Bank and Hanover Bancorp, Inc.

Hanover Bancorp, Inc. (NASDAQ: HNVR), is a bank holding company for Hanover Community Bank, a community commercial bank focusing on highly personalized and efficient services and products responsive to client needs.  Management and the Board of Directors are comprised of a select group of successful local businesspeople who are committed to the success of the Bank by knowing and understanding the metro-New York area’s financial needs and opportunities.  Backed by state-of-the-art technology, Hanover offers a full range of financial services.  Hanover employs a complete suite of consumer, commercial, and municipal banking products and services, including multi-family and commercial mortgages, residential loans, business loans and lines of credit.  Hanover also offers its customers access to 24-hour ATM service with no fees attached, free checking with interest, telephone banking, advanced technologies in mobile and internet banking for our consumer and business customers, safe deposit boxes and much more.  The Company’s corporate administrative office is located in Mineola, New York where it also operates a full-service branch office along with additional branch locations in Garden City Park, Hauppauge, Forest Hills, Flushing, Sunset Park, Rockefeller Center and Chinatown, New York, and Freehold, New Jersey.

Hanover Community Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Housing/Equal Opportunity Lender.  For further information, call (516) 548-8500 or visit the Bank’s website at www.hanoverbank.com.

Non-GAAP Disclosure

This discussion includes non-GAAP financial measures, including the Company’s adjusted operating earnings, adjusted returns on average assets and shareholders’ equity, and adjusted operating efficiency ratio.  A non-GAAP financial measure is a numerical measure of historical or future performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).  The Company’s management believes that the presentation of non-GAAP financial measures provides both management and investors with a greater understanding of the Company’s operating results and trends in addition to the results measured in accordance with GAAP, and provides greater comparability across time periods.  While management uses non-GAAP financial measures in its analysis of the Company’s performance, this information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.  The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other financial institutions.

With respect to the calculations of adjusted operating net income and adjusted operating efficiency ratio for the periods presented in this discussion, reconciliations to the most comparable U.S. GAAP measures are provided in the tables that follow.

Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hanover Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Hanover Bancorp, Inc. may turn out to be incorrect.  They can be affected by inaccurate assumptions that Hanover Bancorp, Inc. might make or by known or unknown risks and uncertainties, including those discussed in our Annual Report on Form 10-K under Item 1A - Risk Factors, as updated by our subsequent filings with the Securities and Exchange Commission.  Further, the adverse effect of the COVID-19 pandemic on the Company, its customers, and the communities where it operates may adversely affect the Company’s business, results of operations and financial condition for an indefinite period of time.  Consequently, no forward-looking statement can be guaranteed.  Hanover Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

HANOVER BANCORP, INC.

STATEMENTS OF CONDITION (unaudited)

(dollars in thousands)

	June 30,	March 31,	September 30,
	2023	2023	2022
Assets
Cash and cash equivalents	$211,533	$204,355	$149,947
Securities-available for sale, at fair value	11,094	11,849	12,285
Investments-held to maturity	4,180	4,263	4,414

Loans, net of deferred loan fees and costs	1,823,503	1,787,365	1,623,531
Less: allowance for loan losses	(15,369)	(14,879)	(12,844)
Loans, net	1,808,134	1,772,486	1,610,687

Goodwill	19,168	19,168	19,168
Premises & fixed assets	16,256	15,692	14,462
Operating lease assets	10,602	11,008	—
Other assets	40,816	32,899	29,095
Assets	$2,121,783	$2,071,720	$1,840,058

Liabilities and stockholders’ equity
Core deposits	$1,137,134	$1,276,422	$1,189,033
Time deposits	456,505	430,852	339,073
Total deposits	1,593,639	1,707,274	1,528,106

Borrowings	293,849	136,962	101,752
Subordinated debentures	24,608	24,594	24,568
Operating lease liabilities	11,309	11,711	—
Other liabilities	15,572	10,657	13,048
Liabilities	1,938,977	1,891,198	1,667,474

Stockholders’ equity	182,806	180,522	172,584
Liabilities and stockholders’ equity	$2,121,783	$2,071,720	$1,840,058

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	6/30/2023	6/30/2022	6/30/2023	6/30/2022
Interest income	$28,459	$16,259	$76,091	$48,816
Interest expense	14,954	1,439	33,398	3,983
Net interest income	13,505	14,820	42,693	44,833
Provision for loan losses	500	1,000	2,932	2,400
Net interest income after provision for loan losses	13,005	13,820	39,761	42,433

Loan servicing and fee income	811	779	2,028	2,203
Service charges on deposit accounts	70	60	200	169
Gain on sale of loans held-for-sale	1,052	849	2,625	3,916
Gain on sale of investments	—	—	—	105
Other operating income	41	140	288	483
Non-interest income	1,974	1,828	5,141	6,876

Compensation and benefits	5,405	4,843	15,301	15,400
Occupancy and equipment	1,587	1,394	4,601	4,177
Data processing	576	374	1,435	1,133
Marketing and advertising	200	112	533	298
Acquisition costs	—	250	—	250
Professional fees	781	579	2,345	1,718
Other operating expenses	2,017	1,178	5,189	3,376
Non-interest expense	10,566	8,730	29,404	26,352

Income before income taxes	4,413	6,918	15,498	22,957
Income tax expense	1,319	1,585	3,857	5,227

Net income	$3,094	$5,333	$11,641	$17,730

Earnings per share ("EPS"):(1)
Basic	$0.42	$0.81	$1.59	$2.97
Diluted	$0.42	$0.80	$1.57	$2.92

Average shares outstanding for basic EPS (1)(2)	7,332,090	6,596,505	7,316,241	5,970,288
Average shares outstanding for diluted EPS (1)(2)	7,407,613	6,695,567	7,393,976	6,069,494

(1)	Calculation includes common stock and Series A preferred stock for the three and nine months ended 6/30/23.
(2)	Average shares outstanding before subtracting participating securities.

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

QUARTERLY TREND

(dollars in thousands, except per share data)

	Three Months Ended
	6/30/2023	3/31/2023	12/31/2022	9/30/2022	6/30/2022
Interest income	$28,459	$25,060	$22,572	$19,613	$16,259
Interest expense	14,954	11,136	7,308	3,191	1,439
Net interest income	13,505	13,924	15,264	16,422	14,820
Provision for loan losses	500	932	1,500	2,050	1,000
Net interest income after provision for loan losses	13,005	12,992	13,764	14,372	13,820

Loan servicing and fee income	811	539	678	681	779
Service charges on deposit accounts	70	67	63	63	60
Gain on sale of loans held-for-sale	1,052	995	578	1,227	849
Other operating income	41	155	92	24	140
Non-interest income	1,974	1,756	1,411	1,995	1,828

Compensation and benefits	5,405	5,564	4,332	4,265	4,843
Occupancy and equipment	1,587	1,537	1,477	1,457	1,394
Data processing	576	441	418	496	374
Marketing and advertising	200	183	150	50	112
Acquisition costs	—	—	—	—	250
Professional fees	781	881	683	850	579
Other operating expenses	2,017	1,961	1,211	1,713	1,178
Non-interest expense	10,566	10,567	8,271	8,831	8,730

Income before income taxes	4,413	4,181	6,904	7,536	6,918
Income tax expense	1,319	972	1,566	1,712	1,585

Net income	$3,094	$3,209	$5,338	$5,824	$5,333

Earnings per share ("EPS"):(1)
Basic	$0.42	$0.44	$0.73	$0.80	$0.81
Diluted	$0.42	$0.43	$0.72	$0.79	$0.80

Average shares outstanding for basic EPS (1)(2)	7,332,090	7,324,036	7,292,940	7,287,622	6,596,505
Average shares outstanding for diluted EPS (1)(2)	7,407,613	7,406,933	7,387,938	7,380,638	6,695,567

(1)	Calculation includes common stock and Series A preferred stock for the quarters ended 6/30/23, 3/31/23 and 12/31/22.
(2)	Average shares outstanding before subtracting participating securities.

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

CONSOLIDATED NON-GAAP FINANCIAL INFORMATION (1) (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	6/30/2023	6/30/2022	6/30/2023	6/30/2022
ADJUSTED NET INCOME:
Net income, as reported	$3,094	$5,333	$11,641	$17,730
Adjustments:
Merger-related expenses	—	250	—	250
Severance and retirement expenses	—	—	456	—
Total adjustments, before income taxes	—	250	456	250
Adjustment for reported effective income tax rate	—	53	105	53
Total adjustments, after income taxes	—	197	351	197
Adjusted net income	$3,094	$5,530	$11,992	$17,927
Basic earnings per share - adjusted	$0.42	$0.84	$1.64	$3.00
Diluted earnings per share - adjusted	$0.42	$0.83	$1.62	$2.95

ADJUSTED OPERATING EFFICIENCY RATIO(2):
Operating efficiency ratio, as reported	68.26%	52.43%	61.47%	51.07%
Adjustments:
Merger-related expenses	—%	(1.50)%	—%	(0.48)%
Severance and retirement expenses	—	—	(0.95)	—%
Adjusted operating efficiency ratio	68.26%	50.93%	60.52%	50.59%

ADJUSTED RETURN ON AVERAGE ASSETS	0.60%	1.46%	0.83%	1.63%
ADJUSTED RETURN ON AVERAGE EQUITY	6.82%	14.57%	8.95%	17.46%

(1)

A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.

(3)	Excludes gain on sale of securities available for sale.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands)

	Three Months Ended		Nine Months Ended
	6/30/2023	6/30/2022	6/30/2023	6/30/2022
Profitability:
Return on average assets	0.60%	1.41%	0.81%	1.61%
Return on average equity (1)	6.82%	14.05%	8.68%	17.27%
Return on average tangible equity (1)	7.64%	16.12%	9.75%	20.15%
Pre-provision net revenue to average assets	0.95%	2.09%	1.27%	2.30%
Yield on average interest-earning assets	5.65%	4.45%	5.44%	4.60%
Cost of average interest-bearing liabilities	3.52%	0.50%	2.90%	0.47%
Net interest rate spread (2)	2.13%	3.95%	2.54%	4.13%
Net interest margin (3)	2.68%	4.05%	3.05%	4.23%
Non-interest expense to average assets	2.04%	2.30%	2.03%	2.39%
Operating efficiency ratio (4)	68.26%	52.43%	61.47%	51.07%

Average balances:
Interest-earning assets	$2,020,393	$1,467,131	$1,870,184	$1,417,742
Interest-bearing liabilities	1,702,208	1,149,705	1,542,242	1,123,649
Loans	1,798,651	1,323,482	1,748,618	1,283,856
Deposits	1,692,045	1,269,123	1,589,092	1,206,207
Borrowings	184,678	89,758	140,221	117,737

(1)	Includes common stock and Series A preferred stock for the three and nine months ended 6/30/23.
(2)	Represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.
(4)	Excludes gain on sale of securities available for sale.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands, except share and per share data)

	At or For the Three Months Ended
	6/30/2023	3/31/2023	12/31/2022	9/30/2022
Asset quality:
Provision for loan losses	$500	$932	$1,500	$2,050
Net (charge-offs)/recoveries	(10)	(457)	60	(92)
Allowance for loan losses	15,369	14,879	14,404	12,844
Allowance for loan losses to total loans (1)	0.84%	0.83%	0.82%	0.79%
Allowance for loan losses to originated loans (1)(5)	0.95%	0.95%	0.95%	0.94%
Non-performing loans (2)(3)(4)	$10,785	$11,031	$11,798	$13,512
Non-performing loans/total loans	0.59%	0.62%	0.68%	0.83%
Non-performing loans/total assets	0.51%	0.53%	0.59%	0.73%
Allowance for loan losses/non-performing loans	142.50%	134.88%	122.09%	95.06%

Capital (Bank only):
Tier 1 Capital	$188,568	$185,449	$182,934	$178,340
Tier 1 leverage ratio	9.16%	9.79%	10.34%	10.90%
Common equity tier 1 capital ratio	13.16%	12.88%	14.17%	15.21%
Tier 1 risk based capital ratio	13.16%	12.88%	14.17%	15.21%
Total risk based capital ratio	14.24%	13.93%	15.30%	16.32%

Equity data:
Shares outstanding (6)	7,334,120	7,331,092	7,299,000	7,285,648
Stockholders’ equity	$182,806	$180,522	$177,628	$172,584
Book value per share (6)	24.93	24.62	24.34	23.69
Tangible common equity (6)	163,294	160,992	158,079	153,017
Tangible book value per share (6)	22.26	21.96	21.66	21.00
Tangible common equity (“TCE”) ratio (6)	7.77%	7.84%	8.05%	8.41%

(1)	Calculation excludes loans held for sale.
(2)	Includes $0.1 million of Purchased Credit Impaired loans 90 days past due and still accruing and $0.2 million of loans fully guaranteed by the SBA at 6/30/23.
(3)	Includes $0.7 million of Purchased Credit Impaired loans 90 days past due and still accruing and $0.2 million of loans fully guaranteed by the SBA at 3/31/23.
(4)	Includes $1.2 million of Purchased Credit Impaired loans 90 days past due and still accruing and $0.2 million of loans fully guaranteed by the SBA at 12/31/22 and 9/30/22.
(5)	Calculation excludes acquired loans.
(6)	lncludes common stock and Series A preferred stock at 6/30/23, 3/31/23 and 12/31/22.

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

STATISTICAL SUMMARY

QUARTERLY TREND

(unaudited, dollars in thousands, except share data)

	6/30/2023	3/31/2023	12/31/2022	9/30/2022
Loan distribution (1):
Residential mortgages	$598,747	$567,106	$550,161	$488,692
Multifamily	583,837	588,244	590,530	575,061
Commercial real estate	546,120	541,924	533,442	485,891
Commercial & industrial	67,918	59,184	46,162	46,285
Home equity	26,517	30,664	26,358	27,566
Consumer	364	243	157	36

Total loans	$1,823,503	$1,787,365	$1,746,810	$1,623,531

Sequential quarter growth rate	2.02%	2.32%	7.59%	14.67%

Loans sold during the quarter	$12,610	$12,756	$8,047	$19,342

Funding distribution:
Demand	$180,303	$178,592	$199,556	$219,225
N.O.W.	480,108	627,102	536,092	582,457
Savings	67,626	79,414	107,275	128,927
Money market	409,097	391,314	285,471	258,424
Total core deposits	1,137,134	1,276,422	1,128,394	1,189,033
Time	456,505	430,852	389,256	339,073
Total deposits	1,593,639	1,707,274	1,517,650	1,528,106
Borrowings	293,849	136,962	238,273	101,752
Subordinated debentures	24,608	24,594	24,581	24,568

Total funding sources	$1,912,096	$1,868,830	$1,780,504	$1,654,426

Sequential quarter growth rate - total deposits	(6.66)%	12.49%	(0.68)%	13.23%

Period-end core deposits/total deposits ratio	71.35%	74.76%	74.35%	77.81%

Period-end demand deposits/total deposits ratio	11.31%	10.46%	13.15%	14.35%

(1)	Excluding loans held for sale

HANOVER BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (1) (unaudited)

(dollars in thousands, except share and per share amounts)

	6/30/2023	3/31/2023	12/31/2022	9/30/2022	6/30/2022
Tangible common equity
Total equity (2)	$182,806	$180,522	$177,628	$172,584	$167,391
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(19,168)
Less: core deposit intangible	(344)	(362)	(381)	(399)	(418)
Tangible common equity (2)	$163,294	$160,992	$158,079	$153,017	$147,805

Tangible common equity (“TCE”) ratio
Tangible common equity (2)	$163,294	$160,992	$158,079	$153,017	$147,805
Total assets	2,121,783	2,071,720	1,983,692	1,840,058	1,609,757
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(19,168)
Less: core deposit intangible	(344)	(362)	(381)	(399)	(418)
Tangible assets	$2,102,271	$2,052,190	$1,964,143	$1,820,491	$1,590,171
TCE ratio (2)	7.77%	7.84%	8.05%	8.41%	9.29%

Tangible book value per share
Tangible equity (2)	$163,294	$160,992	$158,079	$153,017	$147,805
Shares outstanding (2)	7,334,120	7,331,092	7,299,000	7,285,648	7,296,624
Tangible book value per share (2)	$22.26	$21.96	$21.66	$21.00	$20.26

(1)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.
(2)	Includes common stock and Series A preferred stock at 6/30/23, 3/31/23 and 12/31/22.

HANOVER BANCORP, INC.

NET INTEREST INCOME ANALYSIS

For the Three Months Ended June 30, 2023 and 2022

(unaudited, dollars in thousands)

	2023			2022
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate

Assets:
Interest-earning assets:
Loans	$1,798,651	$25,581	5.70%	$1,323,482	$15,842	4.80%
Investment securities	15,885	198	5.00%	10,752	98	3.66%
Interest-earning cash	195,883	2,494	5.11%	128,669	272	0.85%
FHLB stock and other investments	9,974	186	7.48%	4,228	47	4.46%
Total interest-earning assets	2,020,393	28,459	5.65%	1,467,131	16,259	4.45%
Non interest-earning assets:
Cash and due from banks	8,240			10,035
Other assets	53,511			44,858
Total assets	$2,082,144			$1,522,024

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$1,080,328	$9,905	3.68%	$778,751	$579	0.30%
Time deposits	437,202	3,214	2.95%	281,196	427	0.61%
Total savings and time deposits	1,517,530	13,119	3.47%	1,059,947	1,006	0.38%
Borrowings	160,079	1,501	3.76%	65,213	100	0.62%
Subordinated debentures	24,599	334	5.45%	24,545	333	5.44%
Total interest-bearing liabilities	1,702,208	14,954	3.52%	1,149,705	1,439	0.50%
Demand deposits	174,515			209,176
Other liabilities	23,490			10,863
Total liabilities	1,900,213			1,369,744
Stockholders’ equity	181,931			152,280
Total liabilities & stockholders’ equity	$2,082,144			$1,522,024
Net interest rate spread			2.13%			3.95%
Net interest income/margin		$13,505	2.68%		$14,820	4.05%

HANOVER BANCORP, INC.

NET INTEREST INCOME ANALYSIS

For the Nine Months Ended June 30, 2023 and 2022

(unaudited, dollars in thousands)

	2023			2022
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate

Assets:
Interest-earning assets:
Loans	$1,748,618	$71,501	5.47%	$1,283,856	$47,972	5.00%
Investment securities	16,268	608	5.00%	12,659	358	3.78%
Interest-earning cash	97,681	3,558	4.87%	116,709	356	0.41%
FHLB stock and other investments	7,617	424	7.44%	4,518	130	3.85%
Total interest-earning assets	1,870,184	76,091	5.44%	1,417,742	48,816	4.60%
Non interest-earning assets:
Cash and due from banks	9,557			8,901
Other assets	53,334			47,044
Total assets	$1,933,075			$1,473,687

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$1,000,926	$22,461	3.00%	$694,429	$1,290	0.25%
Time deposits	401,095	7,144	2.38%	311,483	1,319	0.57%
Total savings and time deposits	1,402,021	29,605	2.82%	1,005,912	2,609	0.35%
Borrowings	115,635	2,792	3.23%	93,213	376	0.54%
Subordinated debentures	24,586	1,001	5.44%	24,524	998	5.44%
Total interest-bearing liabilities	1,542,242	33,398	2.90%	1,123,649	3,983	0.47%
Demand deposits	187,071			200,295
Other liabilities	24,522			12,456
Total liabilities	1,753,835			1,336,400
Stockholders’ equity	179,240			137,287
Total liabilities & stockholders’ equity	$1,933,075			$1,473,687
Net interest rate spread			2.54%			4.13%
Net interest income/margin		$42,693	3.05%		$44,833	4.23%